Exhibit 23



                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-44835) on Form S-8 of US Airways Group, Inc. of our report dated June 23, 2000, relating to the statements of net assets available for plan benefits of the Supplemental Retirement Plan of Piedmont Aviation, Inc. as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Supplemental Retirement Plan of Piedmont Aviation, Inc.


                                                  KPMG LLP

McLean, VA
June 28, 2000















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